                                  EXHIBIT 11
                                  ----------

                          STATEMENT RE COMPUTATION OF
                          ---------------------------

                              PER SHARE EARNINGS
                              ------------------

                                                                      Exhibit 11
                                                                      ----------



                            LIFE TECHNOLOGIES, INC.
            STATEMENT RE COMPUTATION OF PRIMARY PER SHARE EARNINGS
            ------------------------------------------------------
                      for the three and six months ended
                            June 30, 1995 and 1994
                 (amounts in thousands, except per share data)



                                    Three months ended    Six months ended
                                          June 30             June 30
                                    -------------------   -----------------
                                      1995       1994       1995     1994
                                      ----       ----       ----     ----
Net income                          $ 5,614     $ 4,638   $11,236   $ 9,317
                                    =======     =======   =======   =======

Weighted avg. shares outstanding     15,031      14,970    15,002    14,964

Weighted average effect of
  common stock equivalents              189          87       162        95
                                    -------     -------   -------   -------

                                     15,220      15,057    15,164    15,059
                                    =======     =======   =======   =======
Primary net income per share        $   .37     $   .31   $   .74   $   .62
                                    =======     =======   =======   =======


                                                                      Exhibit 11
                                                                      ----------


                            LIFE TECHNOLOGIES, INC.
         STATEMENT RE COMPUTATION OF FULLY DILUTED PER SHARE EARNINGS
         ------------------------------------------------------------
                      for the three and six months ended
                            June 30, 1995 and 1994
                 (amounts in thousands, except per share data)


                                     Three months ended      Six months ended
                                          June 30                June 30
                                     -------------------     ----------------
                                       1995      1994         1995     1994
                                       ----      ----         ----     ----
Net income                           $ 5,614    $ 4,638      $11,236  $ 9,317
                                     =======    =======      =======  =======

Weighted avg. shares outstanding      15,031     14,970       15,002   14,964

Weighted average effect of
  common stock equivalents               234        110          238      113
                                     -------    -------      -------  -------

                                      15,265     15,080       15,240   15,077
                                     =======    =======      =======  =======
Fully diluted net income
 per share                           $   .37    $   .31      $   .74  $   .62
                                     =======    =======      =======  =======

Primary net income per share         $   .37    $   .31      $   .74  $   .62
                                     =======    =======      =======  =======